UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 20, 2012

PROTEA BIOSCIENCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51474	20-2903252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road

Morgantown, West Virginia 26507

(Address of principal executive offices)

(304) 292-2226

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 20, 2012, Protea Biosciences Group, Inc. (the “Company”) issued a convertible debenture (the “Debenture”), dated as of March 15, 2012, for an aggregate principal amount of $290,000 (the “Principal Amount”) to the West Virginia Jobs Investment Trust Board (the “WVJITB”), evidencing a convertible loan in that amount from the WVJITB to finance the construction and leasehold improvements required in connection with the Company’s newly leased premises. The Debenture accrues interest at a rate of 6% per annum and is subordinated to outstanding senior indebtedness of the Company. The entire Principal Amount is due on September 14, 2012 (the “Maturity Date”) and all accrued and unpaid interest is due and payable in cash monthly, beginning on April 14, 2012 through and including the Maturity Date. At the option of the WVJITB and upon ten days prior written notice to the Company, the Debenture is convertible into shares of common stock of the Company, at an initial conversion rate of $2.00 per share, subject to certain adjustments. Upon the occurrence of any one of the following events, the entire Principal Amount and accrued unpaid interest is immediately due and payable: (i) the failure of the Company to pay any accrued unpaid interest on the Principal Amount when due and payable; (ii) the breach by the Company of any covenant or other term or condition set forth in the Debenture; (iii) the insolvency or admission in writing by the Company of its inability to pay its debts as they mature; an assignment for the benefit of a creditor; the institution of bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings under any bankruptcy law or any law for the relief of debtors against the Company or the appointment of, or consent to appoint a receiver or trustee for the Company or for a substantial part of its property or business; and (iv) the failure by the Company to pay or default on any other material obligation or agreement for money borrowed which continues for 120 days or greater. Upon the issuance of the Debenture, the Company also issued a warrant to the WVJITB, dated as of March 15, 2012, to purchase 72,500 shares of common stock of the Company at an exercise price of $2.25 per share (the “Warrant”).

The description of the terms and conditions of the Debenture set forth herein is intended to be a summary only and is qualified in its entirety by the terms and conditions of the Warrant set forth in Exhibit 4.1 to this Current Report on Form 8-K.

Item 3.02 Recent Sales of Unregistered Securities.

On March 20, 2012, for an aggregate purchase price equal to the Principal Amount, the Company issued the Debenture and the Warrant to the WVJITB. The terms of the Debenture set forth above are incorporated herein by this reference. The Warrant is exercisable at an exercise price of $2.25 per share any time after the date of issuance (the “Issue Date”) until the earlier of (i) a Qualified Public Offering (as defined below), or (ii) 5:00 p.m. Eastern time on the fifth anniversary of the Issue Date of the Warrant. The term “Qualified Public Offering” means the closing of a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the net cash proceeds to the Company (after deduction of underwriting discounts, commissions and fees) are at least $15,000,000. The Debenture and the Warrant were issued pursuant to the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the representation by WVJITB that it is an accredited investor as such term is defined by Rule 501 of Regulation D under the Securities Act and the Company did not engage in any general advertisement or general solicitation in connection with the offer and sale of the Debenture and Warrant. The Company did not pay any commission in connection with the sale of the Debenture and Warrant.

The above description of the Warrant is intended to be a summary only and is qualified in its entirety by the terms of the Warrant attached hereto as Exhibit 4.1 to this Current Report on Form 8-K.

Item 9.01. Exhibits and Financial Statements

4.1.	Convertible Debenture, dated as of March 15, 2012
4.2	Warrant, dated as of March 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2012	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner
Chief Executive Officer